Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) in the Company’s Post-Effective Amendment No. 6 to its Registration Statement (the “Registration Statement”) on Form S-11 (Commission File No. 333-213271), and the prospectus included therein (the “Prospectus”); (2) the inclusion in footnote 5 on page 104 of the Prospectus of disclosure that the amounts presented in the “Operating Real Estate Properties” line items in the chart on page 103 of $642,856,750 and $523,866,750 represent the sum of the estimated values of each of the Company’s operating real estate properties contained in the individual property appraisal reports provided by us to the Company’s fund accountant as of December 31, 2017 and September 30, 2017, respectively; and (3) the inclusion in footnote 8 on page 104 of disclosure that the amounts presented in the “Outstanding Debt” line items in the chart on page 103 of $260,643,529 and $208,887,096 represent the estimated values of the Company’s commercial real estate-related liabilities contained in the fair value analysis provided by us to the Company’s fund accountant as of December 31, 2017 and September 30, 2017, respectively.

/s/ CBRE, Inc.
CBRE, Inc.
April 17, 2018